(MKS LOGO)

EXHIBIT 99.1

Contact: Ronald C. Weigner
Vice President and Chief Financial Officer
Telephone: 978.284.4446

MKS Instruments Reports Fourth Quarter and Year 2005 Results

Wilmington, Mass., February 16, 2006 — MKS Instruments, Inc. (NASDAQ: MKSI), a leading worldwide provider of process control technologies for improving productivity in semiconductor and other advanced manufacturing processes, today reported fourth quarter and full year 2005 financial results. Fourth quarter net sales were $129.2 million, up 5 percent from $122.5 million in the third quarter of 2005 and down 1 percent from $130.9 million in the fourth quarter of 2004.

Fourth quarter GAAP net earnings increased to $12.1 million, or $0.22 per diluted share, compared to third quarter 2005 GAAP net earnings of $7.2 million, or $0.13 per diluted share. Fourth quarter 2004 GAAP net earnings of $24.1 million, or $0.44 per diluted share included a non-cash adjustment of $16.7 million, or $0.31 per share, to reverse a previously established valuation allowance against net deferred tax assets. Excluding this adjustment, fourth quarter 2004 GAAP net earnings were $7.4 million, or $0.14 per diluted share.

Fourth quarter non-GAAP net earnings, which exclude amortization of acquired intangible assets and special items, increased to $12.1 million, or $0.22 per share, compared to $9.2 million, or $0.17 per share, for the third quarter of 2005 and $11.1 million, or $0.20 per share, for the fourth quarter of 2004.

For calendar year 2005, net sales totaled $509.3 million compared to $555.1 million for 2004. GAAP net earnings totaled $34.6 million, or $0.63 per diluted share, compared to $69.8 million, or $1.28 per diluted share in 2004. Non-GAAP net earnings for 2005 totaled $39.5 million, or $0.72 per share, compared to $62.9 million, or $1.15 per diluted share, in 2004.

Leo Berlinghieri, Chief Executive Officer and President, said, “I am pleased to report that fourth quarter sales and earnings exceeded our guidance. We saw order momentum from semiconductor OEMs and device manufacturers as the quarter progressed.”

First quarter 2006 results will include the effect of two recent acquisitions, and stock compensation expense of approximately $0.03 per share related to the adoption of SFAS 123 ®.

Mr. Berlinghieri continued, “Our guidance reflects strong demand for our technology and solutions that improve semiconductor process performance and productivity. Based on current customer order patterns, we estimate that first quarter 2006 sales could range from $160 to $165 million. GAAP net earnings could range from $0.17 to $0.20 per diluted share on 55 million shares outstanding. Non-GAAP net earnings, which exclude amortization of acquired intangible assets, stock compensation expense, and special items, could range from $0.27 to $0.30 per share.

“While it is not clear how the year 2006 will unfold, MKS is well positioned for a cyclical upturn, with our technology leadership, strong product portfolio and short lead times. We have the resources across our global infrastructure to work closely with our customers as we respond to increased demand.”

The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS has historically been acquisitive, and MKS’ management believes the presentation of non-GAAP financial measures, which exclude the costs associated with acquisitions and other special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

Management will discuss fourth quarter financial results on a conference call today at 8:30 a.m. (Eastern Time). Dial-in numbers are 1-800-257-7087 for domestic callers and 303-262-2131 for international callers. The call will be broadcast live and available for replay at www.mksinstruments.com. To hear a telephone replay through February 23, 2006, dial 303-590-3000, passcode 11052264#.

MKS Instruments, Inc. is a leading worldwide provider of process control solutions for advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment. Our instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas-related semiconductor manufacturing processes, thereby enhancing our customers’ uptime, yield and throughput, and improving their productivity and return on invested capital.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	December 31, 2005	December 31, 2004	September 30, 2005
Net sales	$129,174	$130,859	$122,520
Cost of sales	77,545	82,716	74,863

Gross profit	51,629	48,143	47,657
Research and development	12,994	13,816	13,684
Selling, general and administrative	23,791	21,500	22,341
Amortization of acquired intangible assets	3,099	3,691	3,382
Income from litigation settlement	(3,000)	—	—
Restructuring (NOTE 1)	(91)	—	(278)

Income from operations	14,836	9,136	8,528
Interest income, net	2,202	873	1,811

Income before income taxes	17,038	10,009	10,339
Provision (benefit) for income taxes (NOTE 2)	4,933	(14,106)	3,115

Net income	$12,105	$24,115	$7,224

Net income per share:
Basic	$0.22	$0.45	$0.13
Diluted	$0.22	$0.44	$0.13

Weighted average shares outstanding:
Basic	54,269	53,680	54,146
Diluted	54,945	54,272	54,743
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income	$12,105	$24,115	$7,224

Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	1,937	3,691	2,114
Restructuring (NOTE 1)	(57)	—	(174)
Income from litigation settlement	(1,875)	—	—
Benefit for income taxes (NOTE 2)	—	(16,729)	—

Non-GAAP net income (NOTE 3)	$12,110	$11,077	$9,164

Non-GAAP net income per share (NOTE 3)	$0.22	$0.20	$0.17

Weighted average shares outstanding — diluted	54,945	54,272	54,743

NOTE 1: Restructuring for the three months ended December 31, 2005 and September 30, 2005 includes favorable lease adjustments related to previously vacated facilities.

NOTE 2: The three month period ended December 31, 2004 includes a benefit of $16,729 for the reversal of the previously established valuation allowance against net deferred tax assets.

NOTE 3: The Non-GAAP net income and Non-GAAP net income per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Twelve Months Ended
	December 31,
	2005	2004
Net sales	$509,294	$555,080
Cost of sales	308,860	335,709

Gross profit	200,434	219,371
Research and development	55,916	56,973
Selling, general and administrative	93,021	87,284
Amortization of acquired intangible assets	13,864	14,764
Income from litigation settlement	(3,000)	—
Restructuring	85	437

Income from operations	40,548	59,913
Interest income, net	6,459	1,913
Other income (NOTE 1)	—	5,402

Income before income taxes	47,007	67,228
Provision (benefit) for income taxes	12,442	(2,611)

Net income	$34,565	$69,839

Net income per share:
Basic	$0.64	$1.30
Diluted	$0.63	$1.28

Weighted average shares outstanding:
Basic	54,067	53,519
Diluted	54,633	54,656
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income	$34,565	$69,839

Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	8,665	14,764
Restructuring	41	437
Income from litigation settlement	(1,875)	—
Other income (NOTE 1)	—	(5,402)
Benefit for income taxes (NOTE 2)	(1,901)	(16,729)

Non-GAAP net income (NOTE 3)	$39,495	$62,909

Non-GAAP net income per share (NOTE 3)	$0.72	$1.15

Weighted average shares outstanding — diluted	54,633	54,656

NOTE 1: The GAAP amount for December 31, 2004 represents primarily the collection of a note receivable of $5.0 million during the three months ended June 30, 2004 which had been written off in 2002.

NOTE 2: The twelve months ended December 31, 2005 includes a benefit of $1,901 in connection with closing an IRS audit during the three months ended June 30, 2005. The twelve months ended December 31, 2004 includes a benefit of $16,729 for the reversal of the previously established valuation allowance against net deferred tax assets.

NOTE 3: The Non-GAAP net income and Non-GAAP net income per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	December 31, 2005	December 31, 2004
ASSETS
Cash and short-term investments	$292,619	$235,900
Trade accounts receivable	82,610	82,315
Inventories	98,242	99,633
Other current assets	25,676	22,037

Total current assets	499,147	439,885
Property, plant and equipment, net	78,726	80,917
Long-term investments	857	4,775
Goodwill	255,243	255,740
Other acquired intangible assets	27,422	41,604
Other assets	2,345	5,756

Total assets	$863,740	$828,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$18,886	$24,509
Accounts payable	27,955	23,338
Accrued expenses and other liabilities	42,246	44,338

Total current liabilities	89,087	92,185
Long-term debt	5,238	6,667
Other long-term liabilities	6,572	3,191

Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	639,152	631,760
Retained earnings	116,642	82,077
Other stockholders’ equity	6,936	12,684

Total stockholders’ equity	762,843	726,634

Total liabilities and stockholders’ equity	$863,740	$828,677